EXHIBIT 11.1

We consent to the use, in this Annual Report on Form 1-K of Med-X, Inc., a Nevada corporation, of our report dated June 30, 2016 on our audits of the balance sheets of Med-X, Inc., a Nevada corporation as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity and cash flows for the period from inception (February 24, 2014) to December 31, 2014 and for the year ended December 31, 2015.

/s/ MJF & Associates, APC

Certified Public Accountants

September 19, 2016

Los Angeles, California

515 S. Flower Street, Suite 3600, Los Angeles, CA 90071 Telephone: (213) 626-2701 Fax: (866) 510-6726

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